EXHIBIT 99.1




United States Securities and
Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549



April 29, 2002

Dear Sir/Madam:

This letter is being furnished to you pursuant to Temporary Note 3T to Article 3 of Regulation S-X in connection with the filing of the Form 10-K (the "Form 10-K) of RDO Equipment Co. (the "Company") for the fiscal year of the Company ended January 31, 2002.

Item 8 of the Form 10-K includes the financial statements required by such Item and the report of Arthur Andersen LLP ("Andersen") as the Company's independent public accountant for the year ended January 31, 2002 with respect to such financial statements.

The Form 10-K also contains a financial statement schedule, Schedule II-Valuation and Qualifying Accounts for the fiscal years ended January 31, 2002, January 31, 2001, and January 31, 2000 and the report of Andersen with respect to such schedule.

The Company has received the written representations of Andersen that the audits that were the subject of the reports referred to above were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audits and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Very truly yours,

RDO Equipment Co.


/s/ Steven B. Dewald
------------------------------------
By
Steven B. Dewald
Chief Financial Officer